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                                                                  EXHIBIT 10.11

                           MOLESWORTH ASSOCIATES, INC.
                  1091 W. Calle Excelso, Green Valley, AZ 85614
                    Phone: (520) 625-0550 Fax: (520) 625-0555

                                  March 9, 2000

Mr. Gordon Emerson
Director, Astris Energi, Inc.
5891 Sixth Line
RR-3
Tottenham, Ontario,
Canada, LOG IWO


Dear Mr. Emerson,

In view of our prospect of working together, I am submitting this proposal of services which explains in general the kinds of assistance we would expect to provide you in the fields of public/investor relations and marketing support. If engaged as communications counsel, we will:

1. Plan and direct a communications program which will seek to maximize the positive impact of each new corporate development among all your audiences - stockholders, business prospects and the financial community at large.

2. Initiate, research, write, clear and disseminate all news releases and assist with other issuances by the company, including letters to stockholders, Company Profiles, etc. Such distribution will cover the Internet, financial data banks, brokers, security analysts, investment advisors and selected individual investors, plus appropriate trade publications.

3. Cultivate and maintain personal relationships with editors, brokers and others - I already have about forty I've worked with on other companies to make them "members of the family".

4. Serve as the Company's chief communicator, handling all inquiries received from brokers, stockholders, editors, etc., using phone, fax and letter thus saving you valuable time.

5. Support any private or public financing the company may initiate - and, possibly, provide prospective participants in such offerings.

6. Assist you and the Company in any other area of corporate management or financial development where our experience and counsel may be useful.

We propose to provide those services for a monthly cash fee of $5,000 (1/2 cash and 1/2 stock) plus out-of-pocket expenses incurred on your account. Any expenditure expected to exceed $300 will be cleared with you in advance. We will



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Mr. Gordon Emerson
Director, Astris Energi, Inc.
March 9, 2000
Page 2

bill both the cash fee and expenses at the end of each month, with payment expected by the 15th of the following month.

For the $2,500 stock portion of the monthly fee, we propose that shares be allocated to this firm for the initial three months on the basis of $0.12 per share - the closing price on this day March 9, 2000 - and that a certificate for the number of shares so computed be held by you until June 9, 2000 and then delivered to this firm. We will then propose the sane arrangement for the ensuing quarter, based on the market price at that time.

The term of this agreement will begin with your endorsement of this proposal and continue indefinitely. It is understood, however, that either party has the right to terminate the relationship with thirty days written notice to the other.

                                            Respectfully submitted


                                            /s/ Gordon Molesworth
                                            ---------------------
                                            Gordon Molesworth
                                            President

Accepted:

/s/ Gordon Emerson                           WITNESS
------------------                           -------

Gordon Emerson, Director                     /s/ Barbara Emerson
                                             -------------------

March 15, 2000                               March 15, 2000